UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/30/2013

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36011

Delaware	38-3899432
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3010 Briarpark Drive
Houston, TX 77042
(Address of principal executive offices, including zip code)

855-283-9237
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2013, the sole member of Phillips 66 Partners GP LLC, the general partner (the "General Partner") of Phillips 66 Partners LP (the "Partnership"), appointed Gary K. Adams to serve as an independent director on the Board of Directors of the General Partner (the "Board"). Mr. Adams, 62, is currently the Chief Advisor - Chemicals for IHS Inc. He holds a BS degree in Industrial Management from the University of Arkansas and has over 35 years of experience in the petrochemical and plastics industries, including over 20 years with Chemical Market Associates Inc. (CMAI) beginning as director of the Monomers Market Advisory Service and progressing to President, CEO and Chairman of the Board of CMAI from 1997 until its acquisition by IHS in 2011. Mr. Adams is a director of Arabian American Development Company. Mr. Adams was appointed to replace Greg G. Maxwell as a member of the Audit Committee and appointed to serve as the Chairman of the Conflicts Committee. Mr. Adams was further named as the Lead Director to preside at executive sessions of the non-management and independent directors.

Mr. Adams will receive compensation in accordance with plans and programs more fully described in the Prospectus dated July 22, 2013, filed in connection with the Partnership's initial public offering, under the heading "Management - Compensation of our Officers and Directors - Compensation of Our Directors" (and such description is incorporated herein by reference).

Mr. Adams was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Mr. Adams that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP

Date: October 02, 2013	By:	/s/ Phillips 66 Partners GP LLC
Phillips 66 Partners GP LLC
its General Partner

Phillips 66 Partners GP LLC

Date: October 02, 2013	By:	/s/ Paula A. Johnson
Paula A. Johnson
Vice President and General Counsel and Secretary